EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Kentucky Bancshares, Inc. on Form S-8 (File Nos. 333-92725, 333-130791 and 333-166780), of our report dated March 29, 2017 appearing in this Annual Report on Form 10-K of Kentucky Bancshares, Inc. for the year ended December 31, 2016.

/s/Crowe Horwath LLP

Crowe Horwath LLP

Louisville, Kentucky

March 30, 2017